Exhibit 10.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

February 26, 2020

among

GAIN CAPITAL HOLDINGS, INC.,

INTL FCSTONE INC.

and

GOLF MERGER SUB I INC.

TABLE OF CONTENTS
PAGE

ARTICLE 1 DEFINITIONS	1
Section 1.01 . Definitions    1
Section 1.02 . Other Definitional and Interpretative Provisions    10

ARTICLE 2 THE MERGER	11
Section 2.01 . The Merger.    11
Section 2.02 . Conversion of Shares    12
Section 2.03 . Surrender and Payment.    12
Section 2.04 . Dissenting Shares    14
Section 2.05 . Treatment of Company Equity Awards.    14
Section 2.06 . Convertible Securities    16
Section 2.07 . Adjustments    16
Section 2.08 . Withholding Rights    16
Section 2.09 . Lost Certificates    16

ARTICLE 3 THE SURVIVING CORPORATION	17
Section 3.01 . Certificate of Incorporation    17
Section 3.02 . Bylaws    17
Section 3.03 . Directors and Officers    17

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	17
Section 4.01 . Corporate Existence and Power    17
Section 4.02 . Corporate Authorization.    18
Section 4.03 . Governmental Authorization    18
Section 4.04 . Non-contravention    18
Section 4.05 . Capitalization.    19
Section 4.06 . Subsidiaries.    20
Section 4.07 . SEC Filings and the Sarbanes-Oxley Act; Regulatory Reports.    21
Section 4.08 . Financial Statements.    23
Section 4.09 . Disclosure Documents    23
Section 4.10 . Absence of Certain Changes.    23
Section 4.11 . No Undisclosed Material Liabilities    23
Section 4.12 . Compliance with Laws.    24
Section 4.13 . Litigation    25
Section 4.14 . Properties.    25
Section 4.15 . Intellectual Property.    25
Section 4.16 . Taxes    27
Section 4.17 . Employees and Employee Benefit Plans.    28
Section 4.18 . Environmental Matters    31

Section 4.19 . Material Contracts.    31
Section 4.20 . Finders’ Fees    33
Section 4.21 . Opinion of Financial Advisor    33
Section 4.22 . Antitakeover Statutes and Rights Agreement    33
Section 4.23 . Permits.    33
Section 4.24 . Regulated Subsidiary Compliance Matters    34
Section 4.25 . Labor Matters.    34
Section 4.26 . Insurance    35
Section 4.27 . Transactions with Affiliates    35

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT	36
Section 5.01 . Corporate Existence and Power    36
Section 5.02 . Corporate Authorization    36
Section 5.03 . Governmental Authorization    36
Section 5.04 . Non-contravention    36
Section 5.05 . Disclosure Documents    37
Section 5.06 . Finders’ Fees    37
Section 5.07 . Financing    37
Section 5.08 . Solvency    37
Section 5.09 . Litigation    38

Section 5.10 . Ownership of Company Stock    38
Section 5.11 . Absence of Certain Agreements    38
Section 5.12 . Management Agreements    38
Section 5.13 . Acknowledgement of No Other Representations and Warranties    38

ARTICLE 6 COVENANTS OF THE COMPANY	39
Section 6.01 . Conduct of the Company    39
Section 6.02 . Company Stockholder Meeting    42
Section 6.03 . Access to Information    43
Section 6.04 . No Solicitation; Other Offers.    44
Section 6.05 . Cooperation with Financing.    48
Section 6.06 . Certain Indebtedness; Convertible Notes.    53
Section 6.07 . Transition    53
Section 6.08 . Insurance Matters.    53

ARTICLE 7 COVENANTS OF PARENT	54
Section 7.01 . Conduct of Parent    54
Section 7.02 . Obligations of Merger Sub    54
Section 7.03 . Voting of Shares    54
Section 7.04 . Director and Officer Liability    54

Section 7.05 . Employee Matters.    56

ARTICLE 8 COVENANTS OF PARENT AND THE COMPANY	58
Section 8.01 . Regulatory Undertakings.    58
Section 8.02 . Certain Filings.    61
Section 8.03 . Public Announcements    62
Section 8.04 . Further Assurances    62
Section 8.05 . Notices of Certain Events    62
Section 8.06 . Section 16 Matters    63
Section 8.07 . Litigation and Proceedings    63

ARTICLE 9 CONDITIONS TO THE MERGER	63
Section 9.01 . Conditions to the Obligations of Each Party    63
Section 9.02 . Conditions to the Obligations of Parent and Merger Sub    64
Section 9.03 . Conditions to the Obligations of the Company    65

ARTICLE 10 TERMINATION	65
Section 10.01 . Termination    65
Section 10.02 . Effect of Termination    66

ARTICLE 11 MISCELLANEOUS	67

Section 11.01 . Notices    67
Section 11.02 . Survival of Representations and Warranties    68
Section 11.03 . Amendments and Waivers.    68
Section 11.04 . Expenses; Termination Fee.    68
Section 11.05 . Disclosure Schedule and SEC Document References    69
Section 11.06 . Binding Effect; Benefit; Assignment.    70
Section 11.07 . Governing Law    70
Section 11.08 . Jurisdiction    71
Section 11.09 . WAIVER OF JURY TRIAL    72
Section 11.10 . Counterparts; Effectiveness    72
Section 11.11 . Entire Agreement    72
Section 11.12 . Severability    72
Section 11.13 . Specific Performance    72

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 26, 2020 among GAIN Capital Holdings, Inc., a Delaware corporation (the “Company”), INTL FCStone Inc., a Delaware corporation (“Parent”), and Golf Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
W I T N E S S E T H:
WHEREAS, the respective Boards of Directors of the Company and Merger Sub have (i) approved the execution of this Agreement and the transactions contemplated hereby and declared it advisable that the respective stockholders of the Company and Merger Sub approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law and (ii) determined that the transactions contemplated by the Agreement, including the Merger, are in the best interests of, respectively, the Company and Merger Sub and their respective stockholders.
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent has entered into Voting and Support Agreements (each, a “Voting and Support Agreement”) and, collectively, the “Voting and Support Agreements”) with certain stockholders of the Company, in each case in the form agreed to by the parties.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
DEFINITIONS
Section 1.01    . Definitions. As used herein, the following terms have the following meanings:
“1933 Act” means the Securities Act of 1933.
“1934 Act” means the Securities Exchange Act of 1934.
“Acquisition Proposal” means any proposal or offer from any Third Party relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the consolidated assets of the Company, or to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity or voting securities of (1) the Company or (2) any of its Subsidiaries to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable, (iii) tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of (1) the Company or (2) any of its Subsidiaries to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, under which such Third Party would acquire, directly or indirectly, (A) assets (including securities of Subsidiaries) equal to 15% or more of the consolidated assets of the Company, or to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable, or (B) beneficial ownership of 15% or more of any class of equity or voting securities of (1) the Company or (2) any of its Subsidiaries to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.
“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, injunction, judgment, decree, ruling, instrument, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“CFTC” means the U.S. Commodity Futures Trading Commission.

“Code” means the U.S. Internal Revenue Code of 1986.
“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.
“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018.
“Company 401(k) Plan” means the GAIN Capital Holdings, Inc. 401k Plan, as amended from time to time.
“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2019 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2019.
“Company Balance Sheet Date” means September 30, 2019.
“Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub prior to the execution of this Agreement.
“Company Equity Awards” means the Company Stock Options, the Company Restricted Stock Units and the Company Restricted Stock Awards.
“Company ESPP” means the Company’s 2011 Employee Stock Purchase Plan.
“Company ICP” means the Company’s 2015 Omnibus Incentive Compensation Plan, the Company’s 2010 Omnibus Incentive Compensation Plan (as amended from time to time) and any predecessor stock option, stock incentive, stock award, or other equity compensation plans thereto.
“Company Material Adverse Effect” means any event, change, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any event, change, development, circumstance or effect to the extent arising out of any of the following: (A) changes in GAAP or in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate, (B) changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region, (C) changes (including changes in Applicable Law or interpretations thereof) or conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, (D) acts of war, sabotage, terrorism or natural disasters, (E) the execution, delivery and performance of this Agreement or the public announcement, pendency or consummation

(excluding, in the case of consummation, the Specified Representations) of the transactions contemplated by this Agreement including the impact thereof on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with employees, customers, suppliers or other Third Parties, (F) any Transaction Litigation, (G) any failure in and of itself by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period (provided that the exception in this clause (G) shall not preclude Parent from asserting that any underlying facts giving rise or contributing to such failure should be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (H) any action taken (or omitted to be taken) at the written request of Parent or Merger Sub, (I) any change, in and of itself, in the price and/or trading volume of the Company Stock on NYSE or any other market in which such securities are quoted for purchase and sale (provided that the exception in this clause (I) shall not preclude Parent from asserting that any underlying facts giving rise or contributing to such change should be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect) or (J) any action taken by the Company or any of its Subsidiaries that is required pursuant to this Agreement, including any actions required under this Agreement to obtain any approval or authorization under applicable antitrust, competition or other Applicable Laws for the consummation of the Merger, except in the case of clauses (A), (B), (C) and (D), to the extent that any such event, change, development, circumstance or effect has a materially disproportional adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, development, circumstance or effect has on other companies in the same industry or industries in the Company and its Subsidiaries operate (in which case the incremental, but only the incremental, materially disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).
“Company Rights” means the Preferred Stock purchase rights issued pursuant to the Company Rights Agreement.
“Company Rights Agreement” means the Rights Agreement dated as of April 9, 2013, between the Company and Broadridge Corporate Issuer Solutions, Inc., as rights agent, as amended by that certain Amendment No. 1 to the Rights Agreement, dated as of April 8, 2016 and as further amended by that certain Amendment No. 2 to the Rights Agreement, dated as of April 8, 2019.
“Company Stock” means the common stock, $0.00001 par value, of the Company, together with the associated Company Rights.
“Consent” means any consent, approval, waiver, license, permit, exemption, franchise, clearance, Order or authorization.
“Contract” means any legally binding written or oral contract, agreement, obligation, understanding, instrument, lease or license.
“De Minimis Effect” means losses or damages equal to .75% or more of the aggregate Merger Consideration payable to all stockholders of the Company.

“Delaware Law” means the General Corporation Law of the State of Delaware.
“Environmental Laws” means any Applicable Law relating to (i) the protection, preservation, or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.
“Environmental Permits” means all Consents (including Consents required by contract), variances, exemptions, orders, certificates, approvals and other similar authorizations, in each case, of Governmental Authorities required by Environmental Law for the business of the Company or any of its Subsidiaries, as applicable.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” of any entity means any other entity that, together with such entity, would (at any relevant time) be treated as a single employer under Section 414 of the Code.
“Excluded Information” shall mean (1) pro forma financial statements; (2) description of all or any portion of the Financing, including any “description of notes”, and other information customarily provided by financing sources or their counsel; (3) risk factors relating to all or any component of the Financing; (4) “segment” financial information; and (5) other information required by Rules 3-05, 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and, if the Financing does not involve an offering of securities on a registered basis with the SEC, any other information customarily excluded from an offering memorandum for private placements of debt securities under Rule 144A promulgated under the Securities Act.
“Financing Parties” means any entity that has committed to provide or otherwise entered into agreements in connection with any Financing and their respective Affiliates and their respective Affiliates, Representatives, stockholders, limited partners and their respective successors and assignees; provided that neither Parent nor any Affiliate of Parent shall be a Financing Party.
“Fraud” means willfully and with actual knowledge (and not imputed or constructive knowledge) committing common law fraud with the specific intent to deceive and mislead. For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) to the extent based on negligence or recklessness.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency,

commission, authority or official, including any political subdivision thereof and any Self‑Regulatory Organization.
“Hazardous Substance” means any substance, material or waste that is listed, defined, designated, or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Applicable Law relating to the environment or natural resources or that are otherwise subject to any Environmental Law, including petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (i) trademarks, service marks, trade names, certification marks, logos, trade dress, brand names, corporate names, Internet domain names, Internet account names (including social networking and media names) and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (ii) patents and pending patent applications and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof; (iii) registered and unregistered copyrights (including those in software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (iv) trade secrets and rights in confidential technology and information, know-how, inventions, improvements, processes, formulae, algorithms, models, methodologies, customer and supplier lists, pricing and cost information and business and marketing plans and proposals; (v) rights in software; (vi) other similar types of proprietary or intellectual property; and (vii) claims or causes of action arising out of or related to any past, present and future infringement, misappropriation or other violation of any of the foregoing.
“IT Assets” means any and all computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation, owned by, or licensed or leased to, the Company or any of its Subsidiaries.
“Key Employee” means the employees of the Company and its Subsidiaries set forth on Section 1.01(d) of the Company Disclosure Schedule.
“knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01 of the Parent Disclosure Schedule.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, easement, right of way, encroachment or other similar adverse claim of any kind in respect of such property or asset.

“NYSE” means the New York Stock Exchange.
“Order” means any order, writ, decree, judgment, award, injunction, ruling or settlement issued, promulgated, made, rendered or entered into by any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).
“Owned Intellectual Property” means any and all Intellectual Property owned or purported in writing to be owned by the Company or any of its Subsidiaries.
“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.
“Parent Material Adverse Effect” means any event, change, effect, development or occurrence that would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Sub to perform its obligations hereunder or prevent, impair or materially delay the consummation of the Merger or the other Transactions.
“Permitted Lien” means (a) Liens for Taxes other than for current Taxes not yet due or payable or for Taxes that are being contested in good faith pursuant to appropriate Proceedings and for which the Company has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve; (b) materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s, repairmen’s liens and any statutory or other similar Liens arising or incurred in the ordinary course of business by operation of Applicable Law with respect to a liability that is not yet due or delinquent or being contested in good faith; (c) pledges or deposits in the ordinary course of business consistent with past practice to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) Liens, defects or irregularities in title, easements, rights-of-way, declarations, covenants, restrictions and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued business operations of the Company and its Subsidiaries, taken as a whole; (f) all applicable zoning, entitlement, conservation restrictions, building and similar codes and regulations and other land use regulations that would not, individually or in the aggregate, reasonably be expected to materially impair the continued business operations of the Company and its Subsidiaries, taken as a whole; (g) Liens to be released at or prior to Closing; (h) Liens in the ordinary course of business consistent with past practice securing obligations in respect of short-term revolving lines of credit of the Company or its Subsidiaries in effect as of the date hereof; (i) Liens relating to intercompany borrowings among the Company and its wholly-owned subsidiaries; (j) Liens set forth on Section 1.01(c) of the Company Disclosure Schedule; (k) with respect to any leased real property, any statutory or contractual Liens of landlords or Liens affecting the landlord’s interests or underlying fee interest for amounts not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (l) Liens in the ordinary course of business consistent with past practice in connection with prime broker relationships and (m) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Proceeding” means any legal, administrative, mediation or arbitral proceedings, claims, suits, actions or governmental or regulatory brought, conducted or heard by or before or otherwise involving any Governmental Authority or any mediator, arbitrator or arbitration panel.
“Regulated Subsidiary” means each of the following Subsidiaries of the Company: GAIN Capital Group, LLC, GAIN Global Markets, Inc., GAIN Capital UK, Ltd., GAIN Capital Australia Pty Ltd., GAIN Capital-Forex.com Canada, Ltd, GAIN Capital Singapore Pte. Ltd., GAIN Capital Japan Co., Ltd., Global Asset Advisors, LLC, Gain GTX, LLC, Trade Facts Ltd., GAIN Capital Securities, Inc., GAIN Capital Forex.com Hong Kong, Ltd., GAIN Capital Payments, Ltd., and GTX SEF, LLC.
“Regulatory Documents” means, with respect to a Person, all filings, together with any amendments required to be made with respect thereto, filed, or required to be filed, by such Person with any applicable Governmental Authority pursuant to Applicable Law or to such other entity designated by the Governmental Authority or under Applicable Law, including the applicable rules and regulations of any Governmental Authority.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the 1934 Act, any “self-regulatory organization” as such term is defined in CFTC Rule 1.3 and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization, in each case, of which a Regulated Subsidiary is required under Applicable Law to be a member.
“Specified Representations” means the representations and warranties set forth in Section 4.02(a), Section 4.03, Section 4.04, Section 4.17(f), Section 4.22 and Section 4.26.

“Subsidiary” means, with respect to any Person, (i) any Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person; or (ii) any other Person more than 50% of the outstanding voting securities of which are owned, directly or indirectly, by such first Person.
“Tax” means any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits tax, and any other taxes, fees, levies, imposts, customs, duties, licenses or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount with respect thereto (including penalties for failure to file or late filing of any tax return, report or other filing, and any interest in respect of such penalties, additions to tax or additional amounts imposed by any federal, state, local, non-U.S. or other Taxing Authority).
“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Tax Sharing Agreement” means any existing agreement binding any Person or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.
“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any tax.
“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.
“Transactions” means the transactions contemplated by this Agreement (including the Merger).
(a)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2020 Convertible Notes	2.06
2022 Convertible Notes	2.06
2020 Convertible Notes Indenture	2.06
2022 Convertible Notes Indenture	2.06
Acceptable Confidentiality Agreement	6.04(f)(i)
Adverse Recommendation Change	6.04(a)(iii)
Agreement	Preamble
Antitrust Division	8.01(c)
Certificates	2.03(a)
Closing	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company Employee	7.05(a)

Term	Section
Company Expense Reimbursement	11.04(c)
Company Insurance Policies	4.26
Company Intervening Event	6.04(f)(iii)
Company Permits	4.23
Company Plans	4.17(a)
Company Registered IP	4.15(a)
Company Restricted Stock Award	2.05(b)
Company Restricted Stock Unit	2.05(b)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Stock Option	2.05(a)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	6.03
Continuing Employee	7.05(a)
Convertible Notes	2.06
Convertible Notes Indentures	2.06
Dissenting Shares	2.04
D&O Insurance	7.04(c)
Effective Time	2.01(c)
e-mail	11.01
End Date	10.01(b)(i)
Exchange Agent	2.03(a)
Financing	6.05(a)
FTC	8.01(c)
Indemnified Person	7.04(a)
Internal Controls	4.07(e)
Lease	4.14(b)
Material Contract	4.19(a)
Materially Burdensome Regulatory Condition	8.01(a)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Sub	Preamble
Parent	Preamble
Preferred Stock	4.05(a)
Proxy Statement	4.09
Regulation S-K	4.11
Regulatory Agency	4.07(h)
Representatives	6.04(a)
Requisite Regulatory Approvals	8.01(a)

Term	Section
Solvent	5.08
Superior Proposal	6.04(f)(ii)
Surviving Corporation	2.01(a)
Surviving Corporation Plans	7.05(c)
Termination Fee	11.04(b)(i)
Transaction Litigation	8.05(d)
Transition Team	6.07
Uncertificated Shares	2.03(a)
Voting and Support Agreements	Recital

Section 1.02    . Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any contract listed on Section 4.11 of the Company Disclosure Schedule, references to such contract shall not include any amendments, modifications or supplements unless also listed. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.
ARTICLE 2
THE MERGER

Section 2.01    . The Merger.
(a)    At the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).
(b)    Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than three Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing.
(c)    At the Closing, the Company and Merger Sub shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).
(d)    From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.
Section 2.02    . Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Stock or any shares of capital stock of Parent or Merger Sub:
(a)    Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $6.00 in cash, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.
(b)    Each share of Company Stock held by the Company as treasury stock or owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.
(c)    Each share of Company Stock held by any Subsidiary of the Company immediately prior to the Effective Time shall be converted into such number of shares of stock of the

Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock in the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.
(d)    Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, except as provided in Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
Section 2.03    . Surrender and Payment.
(a)    Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration certificates representing shares of Company Stock (the “Certificates”) or uncertificated shares of Company Stock (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Such funds may be invested by the Exchange Agent as directed by Parent; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable hereunder and following any losses if such funds are inadequate to pay the amounts to which holders of Company Stock are entitled pursuant to this Article 2, then Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the stockholders of the Company in the amount of any such deficiency and (ii) such investments shall only be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. As promptly as reasonably practicable after the Effective Time (but no later than five Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.
(b)    Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, in each case (i) or (ii), the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)    After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.
(e)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
Section 2.04    . Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Delaware Law (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05    . Treatment of Company Equity Awards.
(a)    At the Effective Time, each outstanding option to purchase shares of Company Stock under the Company ICP (a “Company Stock Option”), whether or not exercisable or vested, that is outstanding and unexercised immediately prior to the Effective Time shall, automatically and without any action on behalf of the holder thereof, become vested as of immediately prior to the Effective Time, shall be canceled and shall entitle the holder of each such Company Stock Option to receive (without interest) as soon as reasonably practicable after the Effective Time an amount in cash determined by multiplying (i) the excess, if any, of the per share Merger Consideration over the applicable exercise price of such Company Stock Option by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Stock Option which has an exercise price per share of Company Stock that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.
(b)    At the Effective Time, each (i) restricted stock unit and (ii) restricted stock award, in each case, with respect to shares of Company Stock granted under the Company ICP, whether subject to time-based or performance-based vesting, that is outstanding as of immediately prior to the Effective Time (each such restricted stock unit, a “Company Restricted Stock Unit” and each such restricted stock award, a “Company Restricted Stock Award”) shall, automatically and without any action on the holder thereof, become vested as of immediately prior to the Effective Time and shall be canceled in exchange for the right to receive (without interest) a cash payment as soon as reasonably practicable after the Effective Time from Parent to the holder thereof determined by multiplying (I) the per share Merger Consideration by (II) the number of shares of Company Stock underlying such Company Restricted Stock Unit or Company Restricted Stock Award, as applicable, as of the Effective Time, less applicable Taxes required to be withheld with respect to such payment; provided that, with respect to Company Restricted Stock Units or Company Restricted Stock Awards that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Company ICP and award agreement that will not trigger a Tax or penalty under Section 409A of the Code. For the purposes of the preceding sentence, for any outstanding Company Restricted Stock Unit award subject to performance-based vesting, (A) if the performance period applicable to such award has concluded, the number of shares of Company Stock underlying such Company Restricted Stock Unit shall be reasonably determined by the compensation committee of the Board of Directors of the Company based on actual performance during the performance period and (B) if the performance period applicable to such award has not concluded, the number of shares of Company Stock underlying such Company Restricted Stock Unit shall, pursuant to the terms of such unit or award, be calculated using the target performance.
(c)    The Company shall, prior to the Effective Time, take all actions reasonably necessary to terminate the Company ESPP and all outstanding rights thereunder as of immediately prior to and contingent upon the Effective Time; provided that, from and after the date hereof, the Company shall take all actions reasonably necessary to ensure that (i) the existing participants thereunder may not increase their elections with respect to the current offering period, (ii) no employee who is not a participant in the Company ESPP as of the end of the Business Day immediately prior to the date hereof may become a participant in the Company ESPP, (iii) the aggregate number of shares of Company Stock purchasable during the current offering period shall not exceed 134,000 shares of Company Stock and (iv) no offering period shall commence after the current offering period and before the Effective Time.
(d)    Prior to the Effective Time, the Company shall adopt any resolutions and make any amendments to the terms of any equity compensation plans that are necessary to give effect to the transactions contemplated by this Section 2.05. All payments under Section 2.05(a), Section 2.05(b) and Section 2.05(c) shall be made at or as soon as practicable after the Effective Time, pursuant to the Company’s ordinary payroll practices, and shall be subject to any applicable withholding as provided by Section 2.08. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver shares of Company Stock or other capital stock of the Company to any Person under any compensation plan of the Company.
Section 2.06    . Convertible Securities. At the Effective Time each of (i) the Company’s 4.125% Convertible Senior Notes maturing on April 1, 2020 (the “2020 Convertible Notes”) issued pursuant to the Indenture, dated as of April 1, 2015, by and between the Company and The Bank of New York Mellon, as trustee, (the “2020 Convertible Notes Indenture”) and (ii) the Company’s 5.00% Convertible Senior Notes maturing on August 15, 2022 (the “2022 Convertible Notes”, and together with the 2020 Convertible Notes, the “Convertible Notes”) issued pursuant to the Indenture, dated as of August 22, 2017, by and between the Company and The Bank of New York Mellon, as trustee (the “2022 Convertible Notes Indenture” and, together with the 2020 Convertible Notes Indenture, the “Convertible Notes Indentures”) shall remain outstanding, unchanged by reason of the Merger except as set forth in, and required by, Section 10.08 of each Convertible Note; provided that the 2020 Convertible Notes shall no longer be outstanding following the Company’s satisfaction of all obligations due in respect of such Convertible Notes on or prior to their scheduled maturity date on April 1, 2020. Parent acknowledges that the occurrence of the Effective Time shall constitute a Fundamental Change (as such term is defined in the Convertible Notes Indentures) and a Make-Whole Fundamental Change (as such term is defined in the Convertible Notes Indentures) in respect of any Convertible Notes outstanding as of such Effective Time.
Section 2.07    . Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08    . Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock, Company Stock Options, Company Restricted Stock Units or Company Restricted Stock Awards, as applicable, in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.
Section 2.09    . Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.
ARTICLE 3
THE SURVIVING CORPORATION
Section 3.01    . Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except (a) for Article FIRST, which shall read “The name of the corporation is GAIN Capital Holdings, Inc.” and (b) as otherwise required by Section 7.04(b), and as so amended shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.04(b).
Section 3.02    . Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.04(b).
Section 3.03    . Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers set forth on Section 3.03 of the Company Disclosure Schedule hereto shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to Section 11.05, other than with respect to the representations and warranties in Section 4.01, Section 4.02, Section 4.04(i), Section 4.05(a), the first sentence of Section 4.06(b), Section 4.20, Section 4.21, and Section 4.22, except as disclosed in any Company SEC Document filed after January 1, 2017 and before the date of this Agreement, or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:
Section 4.01    . Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental Consents required to carry on its business as now conducted, except for those Consents the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.02    . Corporate Authorization.
(a)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company.
(b)    At a meeting duly called and held, the Company’s Board of Directors has adopted resolutions (i) determining that this Agreement and the Transactions are fair to and in the best interests of the Company’s stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, (iii) recommending approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”), (iv) directing that the approval and adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, and (v) approving and adopting an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement and the Transactions (a copy of which amendment was provided to Parent by the Company prior to the date of this Agreement).
Section 4.03    . Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing by the Company with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws and the rules and regulations of NYSE, (d) the Consents listed on Section 4.03 of the Company Disclosure Schedule and (e) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.04    . Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Material Contract binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.05    . Capitalization.
(a)    The authorized capital stock of the Company consists of 120,000,000 shares of Company Stock and 15,000,000 shares of preferred stock, $0.00001 par value (“Preferred Stock”). As of December 31, 2019, there were outstanding (i) 37,484,276 shares of Company Stock, (ii) no shares of Preferred Stock, (iii) Company Stock Options to purchase an aggregate of 688,805 shares of Company Stock (of which Company Stock Options to purchase an aggregate of 635,479 shares of Company Stock were exercisable), (iv) Company Restricted Stock Units underlying an aggregate of 1,915,887 shares of Company Stock and (v) no Company Restricted Stock Awards. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any compensation plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.
(b)    As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Company Stock may vote, other than the Convertible Notes.
(c)    Except as set forth in this Section 4.05 and for changes since December 31, 2019 resulting from the exercise of Company Stock Options outstanding on such date, the settlement of Company Restricted Stock Units, the vesting of Company Restricted Stock Awards or the conversion of Convertible Notes, there are no issued, reserved for issuance or outstanding (i)

shares of capital stock or other voting securities or ownership interests in the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. There are no shareholders agreements, voting trusts, registration rights agreements, or other similar agreements to which the Company or any of its Subsidiaries is a party with respect to the Company Securities.
(d)    Section 4.05(d) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding Company Equity Awards as of not more than five (5) Business Days prior to the date hereof, including with respect to each such equity award, the holder, the number of shares of Company Stock subject to such award (assuming target performance levels were achieved and assuming vesting of any accrued but unpaid dividend equivalent rights relating to such award, in each case, if applicable) and, for Company Stock Options, the applicable exercise price, expiration date and whether such Company Stock Option is an incentive stock option. Not more than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with a revised version of Section 4.05(d) of the Company Disclosure Schedule, updated as of such date.
(e)    The 2020 Convertible Notes mature on April 1, 2020 at which time the Company is obligated to pay each holder of the 2020 Convertible Notes outstanding as of such time $1,000 in cash for each $1,000 of principal amount of the 2020 Convertible Notes held, together with accrued but unpaid interest to, but not including, April 1, 2020. The Conversion Rate as defined in the 2020 Convertible Notes Indenture is 105.0027.
(f)    The occurrence of the Effective Time shall constitute a Fundamental Change and a Make‑Whole Fundamental Change (as each such term is defined in the 2022 Convertible Notes Indenture) in respect of any 2022 Convertible Notes outstanding as of such Effective Time; provided that, in accordance with Section 10.07(e)(iii) of the 2022 Convertible Notes Indenture, no Additional Shares will be added to the Conversion Rate of 122.0107 (as each such term is defined in the 2022 Convertible Notes Indenture).
(g)    Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06    . Subsidiaries.
(a)     Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental Consents required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing and those licenses, authorizations, permits, Consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.
(b)    All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly and free and clear of any Lien, except for Permitted Liens. As of December 31, 2019, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
Section 4.07    . SEC Filings and the Sarbanes-Oxley Act; Regulatory Reports.
(a)    The Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2017 (collectively, together with any exhibits (including exhibits incorporated by reference) and schedules thereto and other information incorporated therein, the “Company SEC Documents”).
(b)    As of its filing date (and as of the date of any amendment), each Company SEC Document filed prior to the date of this Agreement complied, and filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the NYSE, the 1933 Act, the 1934 Act, and Sarbanes-Oxley Act as the case may be.

(c)    As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act filed prior to the date of this Agreement did not, and filed subsequent to the date of this Agreement but prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(d)    Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(e)    The Company and each of its officers are, and since January 1, 2017 have been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of any material disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee since January 1, 2017.
(f)    Since January 1, 2017, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.
(g)    Since January 1, 2017, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all material certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NYSE, and the statements contained in any such certifications are true and complete in all material respects.
(h)    The Company and each of its Subsidiaries have timely filed with or furnished all filings, together with any amendments, required to be made with respect thereto, that they were required to file or furnish (as applicable) since January 1, 2017 with (i) any state regulatory authority, (ii) the SEC, (iii) the CFTC, (iv) any foreign regulatory authority, and (v) any Self-Regulatory Organization (clauses (i) – (v), each a “Regulatory Agency”), including any filing required to be filed or furnished (as applicable) pursuant to Applicable Law, or any Regulatory

Agency described in clauses (i) – (v) of this paragraph, and have paid all material fees and assessments due and payable in connection therewith, with only such exceptions, in the case of each of clauses (i) through (v), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Agency with which they were filed, with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.08    . Financial Statements.
(a)    The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).
(b)    From January 1, 2017 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority, in each case, that is or would be material to the Company and its Subsidiaries, taken as a whole.
Section 4.09    . Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) will, when definitively filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement solely to the extent based upon information supplied by Parent, Merger Sub or any of their respective representatives or advisors specifically for use or incorporation by reference therein.
Section 4.10    . Absence of Certain Changes.
Since the Company Balance Sheet Date, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.11    . No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind, whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) not required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company; (iii) liabilities incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date; (iv) liabilities incurred in connection with the Transactions; and (v) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1933 Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.
Section 4.12    . Compliance with Laws.
(a)    The Company and each of its Subsidiaries is, and since January 1, 2017 has been, in compliance with all Applicable Laws, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This section does not relate to Intellectual Property matters, Tax matters, employee benefit plans or environmental matters, which are the subjects of Section 4.15, Section 4.16, Section 4.17 and Section 4.18, respectively.
(b)    Neither the Company nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that do not contain any ongoing material obligations on the Company and its Subsidiaries or are not otherwise material to the Company and its Subsidiaries, taken as a whole.
(c)    Except for examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any Proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries, and to the Company’s knowledge, no such Proceeding or investigation has been threatened since January 1, 2017, which would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. A list as of the date hereof of (i) any material examination of a Regulated Subsidiary since January 1, 2017 for which a written report has not been issued but significant oral adverse findings were received and (ii) any material open investigation of the Company or a Subsidiary, in each case, is set forth in Section 4.12(c) of the Company Disclosure Schedule. The Company has no knowledge of any notice from a Governmental Authority alleging a violation of Applicable Law by the Company since January 1, 2017 with respect to any Regulated Subsidiary that remains actively under consideration by such Governmental Authority or is considered unresolved by such Governmental Authority, which would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)    Neither the Company nor any of its Regulated Subsidiaries is subject to any Order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, any Regulatory Agency or other Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business, as currently conducted (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”).
Section 4.13    . Litigation. Except for any Transaction Litigation that might arise after the date hereof, there is no Proceeding pending against, or, to the knowledge of the Company, threatened against, the Company, any of its Subsidiaries or any present officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of the Company or any of its Subsidiaries, before (or, in the case of threatened actions, suits or Proceedings, would be before) or by any arbitrator or Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Order outstanding or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any present officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of the Company or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.14    . Properties.
(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, free and clear or all Liens, except Permitted Liens, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business.
(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, is in violation of any provision of any Lease, (iii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease, and (iv) neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under any Lease.
Section 4.15    . Intellectual Property.
(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the registrations (including patents and domain name registrations) and applications for registration for Owned Intellectual Property (the

“Company Registered IP”) has been adjudged invalid or unenforceable, and, to the knowledge of the Company, all Company Registered IP is valid, enforceable and subsisting.
(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property and hold all of their right, title and interest in and to all Owned Intellectual Property free and clear of all Liens (other than non-exclusive licenses granted by the Company or one of its Subsidiaries in the ordinary course of business), (ii) to the knowledge of the Company, immediately following the Closing, the Company and its Subsidiaries will own or have a valid and enforceable license to use any and all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted, and (iii) to the knowledge of the Company, there exist no material restrictions on the use of any of the Owned Intellectual Property.
(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no current or former employee, contractor or consultant of the Company or any of its Subsidiaries owns any rights in or to any of the Owned Intellectual Property and, to the extent that any such Intellectual Property has been developed or created by any Third Party (including any current or former employee, contractor or consultant) for or on behalf of the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as applicable, has a written agreement with such Third Party with respect thereto, and thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a right to exploit, sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted, such Intellectual Property.
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any valid and enforceable Intellectual Property rights of any Third Party, (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (A) alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any valid and enforceable Intellectual Property rights of any Third Party or (B) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary in any of the Owned Intellectual Property, and (iii) to the knowledge of the Company, no Third Party has infringed, misappropriated, diluted or otherwise violated any Owned Intellectual Property.
(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have provided reasonable notice of its privacy and personal data collection and use policies on its websites and the Company and its Subsidiaries have complied with such policies and all Applicable Law relating to (A) the privacy of the users of the Company’s and its Subsidiaries’ respective products, services and websites and (B) the collection, use, processing, storage and disclosure of any personally-identifiable information (including personal health information and any and all “personal data” as that term is defined in the European Union’s General Data Protection Regulation and any and all other personal information, the collection, use, processing, storage and disclosure of which is regulated by an Applicable Law in relation to data protection or data privacy), (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of such policies or Applicable Law, (iii) this Agreement will not violate any such policy or Applicable Law, and (iv) the Company and its Subsidiaries have taken commercially reasonable steps consistent with normal industry practice to protect the types of information referred to in this Section 4.15(e) against loss and unauthorized access, use, modification, disclosure or other misuse, and, to the knowledge of the Company, there has been no unauthorized access, use, modification, disclosure or other misuse of such data or information.
(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) the Company and its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) there has been no unauthorized use, access, interruption, modification or corruption of the IT Assets (or any information or transactions stored or contained therein or transmitted thereby).
Section 4.16    . Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)    All Tax Returns required by Applicable Law to be filed with any Governmental Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true and complete in all respects.
(b)    The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Authority all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.
(c)    The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2015 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired, and (ii) neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal income Tax.
(d)    There is no Proceeding (including audit) pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.
(e)    There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority.
(f)    During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(g)    There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries, other than for current Taxes not yet due or payable or for Taxes that are being contested in good faith pursuant to appropriate procedures and for which the Company has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve.
(h)    No jurisdiction in which neither the Company nor any of its Subsidiaries files Tax Returns has made a claim in writing which has not been resolved that the Company or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.
(i)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.
Section 4.17    . Employees and Employee Benefit Plans.
(a)    Section 4.17(a)of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract or plan and each other written plan providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee, whether located in the U.S. or outside the U.S., of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Company Plans.”
(b)    The Company has made available to Parent a list, to the extent permitted by Applicable Law, of each Key Employee as of the date that is fifteen (15) Business Days prior to the date hereof and, as applicable, each Key Employee’s (i) name or employee identification number, (ii) date of hire, (iii) position, (iv) employment location, (v) base salary or wage rate, and (vi) most recent annual bonus received. As of the date hereof, to the Company’s knowledge, no Key Employee has indicated to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the Transactions.
(c)    Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Company Plan subject to Title IV of ERISA.
(d)    Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.
(e)    Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Plan. Each Company Plan has been maintained in compliance with its terms and with the requirements prescribed by Applicable Law, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No events have occurred with respect to any Company Plan that could result in payment or assessment by or against the Company of any excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(f)    Except as required by the terms of this Agreement, the consummation of the Transactions will not (either alone or together with any other event) (i) entitle any employee or independent contractor of the Company or any of its Subsidiaries to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan, or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent, to merge, amend or terminate any Company Plan.

(g)    Neither the Company nor any of its Subsidiaries has any current or projected liability in respect of post-retirement health, medical or life insurance benefits for former or current employees of the Company or its Subsidiaries except as required to avoid excise Tax under Section 4980B of the Code.
(h)    There is no Proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Plan before any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(i)    There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or making a change in employee participation or coverage under, any Company Plan that would increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date, except as required in order to comply with Applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(j)    Without limiting the generality of Section 4.17(f), no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the Merger (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee for any tax incurred by such individual, including under Section 409A or 4999 of the Code.
(k)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with all applicable requirements of Section 409A of the Code.
(l)    With respect to any Company Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any liability under ERISA or the Code except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(m)    Each Company Plan related to employees located primarily outside of the U.S. (i) has been maintained in compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18    . Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)    no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (including a review) is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;
(ii)    the Company and each of its Subsidiaries have, and since January 1, 2017 have had, all Environmental Permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such Environmental Permits;
(iii)    the operations of the Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance with the terms of applicable Environmental Laws.; and
(iv)    there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance.
(b)    Except as set forth in this Section 4.18, no representations or warranties are being made with respect to matters arising under or relating to environmental matters, including any matters arising under Environmental Law.
Section 4.19    . Material Contracts.
(a)    Section 4.19(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “Material Contract”):
(i)    any Contract pursuant to which the Company or any of its Subsidiaries incurred payment obligations or received payments in excess of $2,000,000 during the twelve (12) month period ended December 31, 2019, excluding (x) customer Contracts which are on the standard terms and conditions of the Company and its Subsidiaries or (y) hedging Contracts entered into in the ordinary course of business;
(ii)    any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains any material exclusivity or “most favored nation” obligations or restrictions or similar provisions that are binding on the Company or any of its Subsidiaries (or, after the Effective Time, that would be binding on Parent or any of its Affiliates);
(iii)    promissory notes, loan agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, (A) if as borrower or guarantor, in aggregate principal amount in excess of $3,000,000, and (B) if as lender, in aggregate principal amount in excess of $1,000,000, excluding in each case (A) and (B), agreements between the Company and any of its Subsidiaries, or between and among the Company’s Subsidiaries;
(iv)    any Contract restricting the payment of dividends or the making of distributions to stockholders of the Company or the repurchase of stock or other equity of the Company;
(v)    any Collective Bargaining Agreements;
(vi)    any material joint venture, profit-sharing or partnership agreements;
(vii)    any Contracts or series of related Contracts entered into within the last three (3) years or containing any material surviving obligations (excluding confidentiality and other similar obligations) relating to the acquisition by the Company or disposition by the Company of any assets, securities or businesses for a price in excess of $5,000,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise);
(viii)    any lease or sublease for real or personal property for which annual rental payments made by the Company and its Subsidiaries during the twelve (12) month period ended December 31, 2019 are greater than $2,000,000;
(ix)    all material Contracts pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license or sublicense to, or covenant not to be sued under, any Intellectual Property owned by a Third Party (other than licenses to software that is commercially available off-the-shelf or on non-discriminatory pricing terms) or (B) grants to a Third Party any license or sublicense to, or covenant not to be sued under, any Owned Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business);
(x)    any Contracts or other transactions with any (A) executive officer or director of the Company, (B) record or, to the knowledge of the Company, beneficial owner of five percent (5%) or more of the voting securities of the Company, or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or, to the knowledge of the Company, members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such executive officer, director or 5% or more beneficial owner; and
(xi)    any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K.
(b)    Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, is in violation of any provision of any Material Contract.
Section 4.20    . Finders’ Fees. Except for GCA Advisors, LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions.
Section 4.21    . Opinion of Financial Advisor. The Company has received the opinion of GCA Advisors, LLC, as financial advisor to the Company, to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of outstanding shares of Company Stock (other than Excluded Shares (as defined in such opinion)) is fair, from a financial point of view, to such holders.
Section 4.22    . Antitakeover Statutes and Rights Agreement. The Company has taken all action necessary to exempt the Merger, this Agreement and the Transactions from Section 203 of Delaware Law.
(a)    The Company has taken all action necessary to (i) render the Company Rights inapplicable to the Merger and the other Transactions and (ii) ensure that (A) neither Parent, Merger Sub nor any of their Affiliates is an Acquiring Person (as defined in the Company Rights Agreement) and (B) none of a Distribution Date, Stock Acquisition Date or Section 9(a)(ii) Event (each as defined in the Company Rights Agreement) shall occur by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger or the consummation of any of the other Transactions.
Section 4.23    . Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the “Company Permits”), (b) the Company and each of its Subsidiaries (to the extent applicable) are and since January 1, 2017, have been in compliance with the terms of the Company Permits and (c) there is no Proceeding pending, or, to the knowledge of the Company, threatened that seeks the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit. To the knowledge of the Company, Section 4.23 of the Company Disclosure Schedule sets forth a complete list of the material Company Permits for the Regulated Subsidiaries, including each exchange and clearing organization membership.

Section 4.24    . Regulated Subsidiary Compliance Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)    Since January 1, 2017, each Regulated Subsidiary has been (i) duly registered, authorized, licensed, approved, or exempted as required under Applicable Law, and (ii) a member in good standing of each Self-Regulatory Organization of which it is required to be a member by Applicable Law. To the knowledge of the Company, each natural Person who is currently employed by the Company or any Subsidiary, whose functions require him or her to be registered, authorized, licensed, approved, or exempted by a Governmental Authority in order to perform functions for the Regulated Subsidiary is registered, authorized, licensed, approved, or exempted as required by Applicable Law, and since January 1, 2017, such registration, authorization, license, approval or exemption has not been suspended, revoked or rescinded and remains in full force and effect. No such natural Person holds multiple registrations, authorizations, licenses, approvals, or exemptions that would violate any Applicable Law.
(b)    Since January 1, 2017, the Regulatory Documents of each Regulated Subsidiary have complied, and have been timely filed (including in accordance with any extensions granted thereof), in all material respects with and under Applicable Law as in effect at the time the Regulatory Documents were filed.
(c)    (i) None of the Company, any Subsidiary, or any of their employees or associated persons is (A) subject to a “statutory disqualification,” censure, or other ineligibility under Applicable Law or (B) subject to any disciplinary Proceeding or Order that would be required to be disclosed in a Regulatory Document, and (ii) there is no Proceeding or disqualification pending or, to the knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (A) and (B).
(d)    Each Regulated Subsidiary currently maintains, and since January 1, 2017 has maintained, (i) the required capital under Applicable Law in an amount sufficient to ensure that it is not required to file any early warning or deficiency notice under Applicable Law and (ii) the amount of cash and cash equivalents, margin, collateral or credit support required to be maintained by Applicable Law, contract or otherwise.
Section 4.25    . Labor Matters.
(a)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, sexual misconduct, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(a)    Neither the Company nor any of its Subsidiaries is, or since January 1, 2017 has been, a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and there have not been any, and to the Company’s knowledge there are no threatened, organizational campaigns or other unionization activity seeking recognition of a collective bargaining unit relating to any current or former employee. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any current or former employee with respect to the Company or its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries, except for such actions and events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    The Company and each of its Subsidiaries is, and has been since January 1, 2017, in material compliance with the Worker Adjustment and Retraining Notification Act and has no current material liabilities or other material obligations thereunder.
Section 4.26    . Insurance. The Company has made available to Parent, prior to the date of this Agreement, a list of all insurance policies and fidelity bonds for which the Company or any of its Subsidiaries is a policyholder or which covers the business, operations, employees, officers, directors or assets of the Company or any of its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole (the “Company Insurance Policies”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Insurance Policies are sufficient for compliance by the Company and its Subsidiaries with all Material Contracts of the Company and its Subsidiaries.
Section 4.27    . Transactions with Affiliates. To the knowledge of the Company, between January 1, 2017 and the date hereof, there have been no transactions, or series of related transactions, agreements or arrangements, that would be required to be disclosed under Item 404 of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:
Section 5.01    . Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental Consents required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing as and those Consents the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the Merger and the Transactions. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent, free and clear of all Liens, other than Permitted Liens.
Section 5.02    . Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action of Parent and Merger Sub. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub.
Section 5.03    . Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (iv) the actions set forth on Schedule 5.03 hereto, and (v) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.04    . Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any Consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.05    . Disclosure Documents. The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.
Section 5.06    . Finders’ Fees. Except for Jefferies LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.
Section 5.07    . Financing. Assuming the satisfaction of the conditions to Closing in Section 9.02, Parent has available or will have available to it, as of the date the Closing is required to occur pursuant to Section 2.01, immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, including to pay the Merger Consideration for all of the shares of Company Stock outstanding immediately prior to the Effective Time, to make all payments in respect of the Company Stock Options, Company Restricted Stock Awards and Company Restricted Stock Units required to be paid pursuant to Article 2 and to pay all related fees and expenses of Parent, Merger Sub and their respective Representatives.
(a)    Parent acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, neither the consummation of any debt or equity financing in connection with the Transactions nor the performance of any party to any commitment letter, engagement letter or other arrangement in respect of the Financing shall be a condition to the obligation of Parent and Merger Sub to consummate the Merger and the other Transactions.
Section 5.08    . Solvency. Assuming the satisfaction of the conditions to Parent’s obligations to consummate the Merger and after giving effect to the Transactions, including the payment of the aggregate Merger Consideration, the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (A) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (1) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probably liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (B) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (C) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.
Section 5.09    . Litigation. As of the date hereof, there is no Proceeding pending against, or, to the knowledge of the Parent, threatened in writing against, Parent or any of its Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.10    . Ownership of Company Stock. Except as previously disclosed to the Company, neither Parent nor Merger Sub nor any of their Subsidiaries beneficially owns any shares of Company Stock as of the date hereof.
Section 5.11    . Absence of Certain Agreements. Other than the Voting and Support Agreements, neither Parent nor any of its Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of the Company would be entitled to receive consideration related to the Transactions of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal.
Section 5.12    . Management Agreements. Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Board of Directors, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.
Section 5.13    . Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Sub, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Each of Parent and Merger Sub also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, future expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates. Notwithstanding the foregoing, nothing in this Section 5.13 shall limit Parent or Merger Sub’s remedies in the case of Fraud.
ARTICLE 6
COVENANTS OF THE COMPANY
The Company agrees that:
Section 6.01    . Conduct of the Company. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as contemplated by this Agreement, or as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice (including, without limitation, the implementation of its cost-cutting program as in effect on the date hereof) and use its commercially reasonable efforts to preserve intact its business organizations and relationships with Third Parties, including Governmental Authorities with jurisdiction over the Company’s operations, customers, suppliers, licensors, licensees and other Third Parties and to keep available the services of its present officers and key employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:
(a)    amend or publicly propose any amendment to its certificate of incorporation, bylaws or other similar organizational documents in any respect;
(b)    (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for (A) dividends by any of its wholly owned Subsidiaries and (B) two regular quarterly cash dividends by the Company (including one declared as of the date hereof) in an amount consistent with the Company’s past practice with customary record and payment dates on the shares of Company Stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities except pursuant to the Company ESPP or Company ICP in accordance with the terms of any awards thereunder, and consistent with the Company’s obligations in Section 2.05(c) hereof;
(c)    (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options, Company Restricted Stock Awards or Company Restricted Stock Units that are outstanding on the date of this Agreement in accordance with the terms of those Company Stock Options, Company Restricted Stock Awards or Company Restricted Stock Units on the date of this Agreement, (B) any

Company Subsidiary Securities to the Company or any other Subsidiary of the Company and (C) any shares of Company Stock upon the conversion of the Convertible Notes in accordance with the terms of those notes on the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security, except, in each case, as required by the terms of any compensatory stock option or other compensation plan or arrangement;
(d)    (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (A) pursuant to existing contracts or commitments each of which are set forth on Section 6.01(d) of the Company Disclosure Schedule, (B) acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $1,500,000 per acquisition or $11,500,000 in the aggregate for all such acquisitions; provided, that no transaction otherwise permitted under this clause (B) shall be permitted if it, individually or in the aggregate, would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the Transactions, and (C) transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;
(e)    sell, lease, license or otherwise transfer any Subsidiary or any material assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments each of which are set forth on Section 6.01(e) of the Company Disclosure Schedule, (ii) transactions solely among the Company and one or more of its wholly owned Subsidiaries, (iii) transactions solely among the Company’s wholly owned Subsidiaries or (iv) in the ordinary course of business consistent with past practice for fair market value not to exceed $1,000,000 in the aggregate;
(f)    other than as expressly permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person (other than (i) loans or advances between and among the Company and/or any of its wholly owned Subsidiaries, (ii) capital contributions to or investments in its wholly owned Subsidiaries and (iii) loans, advances, capital contributions or investments of $1,000,000 or less each, or $2,500,000 in aggregate);
(g)    incur any indebtedness for borrowed money or guarantees thereof, other than (i) in an aggregate amount not to exceed $2,500,000 or (ii) incurred between or among the Company and/or any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary;
(h)    authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than any capital expenditures not to exceed $11,500,000 in the aggregate;
(i)    except as required under any Company Plan or by Applicable Law,  grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement with) any executive officer or director of the Company;  establish, adopt or amend any Collective Bargaining Agreement or any material Company Plan or  increase compensation, bonus or other benefits payable to any employee of the Company, other than increases in annual base compensation or cash bonus opportunities, subject to the aggregate maximum payout amount as set forth on Section 6.01(i) of the Company Disclosure Schedule, (excluding, for the avoidance of doubt, other employee benefits) in the ordinary course of business consistent with past practice with respect to any employee of the Company whose annual base salary does not exceed $250,000;
(j)    other than recruiting to fill open positions in the ordinary course of business consistent with past practice, hire any employee whose annual base salary would exceed $250,000 and whose employment is not terminable at-will;
(k)    sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien on any material Owned Intellectual Property, other than in the ordinary course of business consistent with past practice (i) pursuant to non-exclusive licenses or (ii) for the purpose of disposing of obsolete or immaterial assets;
(l)    (i) voluntarily terminate, modify or amend in any respect materially adverse to the Company or any of its Subsidiaries any Material Contract other than the expiration or renewal of any Material Contract in accordance with its terms, (ii) waive any material term of, or waive any material default under, any Material Contract other than in the ordinary course of business consistent with past practice, (iii) enter into any contract which contains a change of control or similar provision that would require a material payment to the other party or parties thereto solely as a result of the consummation of the Merger or the other transactions contemplated herein, or (iv) enter into any Contract that contains a non-compete that would be binding on Parent and its Subsidiaries (excluding the Company and its Subsidiaries) following the consummation of the Merger;
(m)    create or incur any Lien (other than a Permitted Lien) on any material tangible asset;
(n)    change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;
(o)    make or change any material Tax election, change any annual Tax accounting period (except as would not be material), adopt or change any method of Tax accounting (except as would not be material) or enter into any material closing agreement with respect to Taxes or settle or surrender any material Tax claim, audit or assessment;
(p)    settle or compromise, or propose to settle or compromise any claim, action, suit, investigation, regulatory examination or other Proceeding involving or against the Company or any of its Subsidiaries, other than (i) those involving only a monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $500,000 individually or $5,000,000 in the aggregate, (ii) any settlements for amounts not exceeding the amount reserved on the Company

Balance Sheet for such claim, or (iii) Transaction Litigation if the settlement costs thereof will be paid by insurance;
(q)    enter into any material transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company, on the other hand, except in connection with employment or on arms’ length terms;
(r)    (i) voluntarily terminate, suspend, amend or modify in any material respect any material Company Permit other than in the ordinary course of business or as required pursuant to Section 8.01 or (ii) obtain any additional material Company Permit (other than in the ordinary course of business) or voluntarily enter a new material regulated line of business that is not currently conducted by the Company or any of its Subsidiaries, except, in each case, (i) and (ii), as required in order to comply with Applicable Law; or
(s)    agree, resolve or commit to do any of the foregoing.
Section 6.02    . Company Stockholder Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the Proxy Statement is cleared by the SEC for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Board of Directors of the Company shall (a) unless there has been an Adverse Recommendation Change in accordance with Section 6.04, recommend approval and adoption of this Agreement, the Merger and the other Transactions by the Company’s stockholders (and include such recommendation in the Proxy Statement); (b) and use its reasonable best efforts to obtain the Company Stockholder Approval and (c) otherwise comply in all material respects with Applicable Law with respect to such meeting. The Company shall, at its election or if requested by Parent, engage a proxy solicitor of its choosing to assist in the collection of proxies from stockholders relating to the Company Stockholder Approval. As promptly as reasonably practicable after the Proxy Statement is cleared by the SEC, the Company shall, in accordance with Applicable Law and the Company’s certificate of incorporation, (i) duly call and give notice of the Company Stockholder Meeting, (ii) cause the Proxy Statement (and all other proxy materials for the Company Stockholder Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Company Stockholder Meeting. The Company shall not, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Stockholder Meeting; provided, however, that Company, acting reasonably and in good faith, may postpone or adjourn the Company Stockholder Meeting (A) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting, (B) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Stockholder Approval or (C) if otherwise required by Applicable Law. The Company shall, at the instruction of Parent, acting reasonably and in good faith, postpone or adjourn the Company Stockholder Meeting if there are not sufficient votes at the Company Stockholder Meeting to adopt this Agreement to allow reasonable additional time to solicit additional proxies for purposes of obtaining the Company Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, but subject to the immediately preceding two sentences, unless this Agreement has been terminated in accordance with its terms, the Company Stockholder Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Stockholder Meeting for the purpose of voting on the adoption of this Agreement and nothing herein shall be deemed to relieve the Company of such obligation. The Company shall use commercially reasonable efforts to cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the Proxy Statement.
Section 6.03    . Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the confidentiality agreement dated November 8, 2019 between the Company and Parent (the “Confidentiality Agreement”), the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information (i) if providing such access or disclosing such information would violate Applicable Law (including antitrust and privacy laws) or any binding agreement entered into prior to the date of this Agreement or (ii) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts; provided, that the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including, to the extent doing so would permit disclosure in compliance with the applicable restrictions, redacting such information (i) as necessary to comply with contractual arrangements in effect on or after the date hereof, and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns).
Section 6.04    . No Solicitation; Other Offers.
(a)    From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 10, except as otherwise expressly set forth in this 6.04, the Company shall not, and shall cause its Subsidiaries not to, and shall instruct its and its Subsidiaries’ respective directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its

Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist or participate in any effort by any Third Party relating to an Acquisition Proposal or any inquiry, expression of interest, proposal or request for information that would reasonably be expected to lead to an Acquisition Proposal (other than requesting the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal), (iii) (A) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (it being understood that any failure to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of Parent’s written request will be treated as a withdrawal of the Company Board Recommendation for purposes hereof (provided that Parent makes such request only after a material development has occurred that Parent believes, in good faith, has created public uncertainty as to the position of the Board of Directors of the Company or whether the Company Stockholder Approval will be obtained and that Parent may only make such request once with respect to any Acquisition Proposal that has not been amended with respect to financial or other material terms)), (B) fail to include the Company Board Recommendation in the Proxy Statement or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Acquisition Proposal (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Delaware, including Section 203 of the Delaware Law, inapplicable to any Third Party or any Acquisition Proposal, or (v) fail to enforce, or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries. If any Representative takes any action that the Company is obligated pursuant to this Section 6.04 not to take, then the Company shall be deemed for purposes of this Agreement to have breached this Section 6.04. The Company shall, and shall cause any of its Subsidiaries to, and shall instruct and its and its Subsidiaries’ Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party and its Representatives in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company in connection with a proposed Acquisition Proposal or any inquiry, expression of interest, proposal or request for information that would reasonably be expected to lead to an Acquisition Proposal to return or destroy all such information in accordance with the applicable confidentiality agreements.
(b)    Notwithstanding anything contained in Section 6.04(a) to the contrary, if at any time prior to obtaining the Company Stockholder Approval (and in no event after obtaining Company Stockholder Approval), (i) the Board of Directors of the Company receives a bona fide written Acquisition Proposal made after the date hereof which has not resulted from a breach of this Section 6.04 that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, is or is reasonably likely to lead to a Superior Proposal and (ii) the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, then the

Board of Directors of the Company, may, subject to compliance with this Section 6.04(b), Section 6.04(c) and Section 6.04(e), (A) engage in negotiations or discussions with such Third Party and its Representatives, (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to Parent for informational purposes; provided that the Company shall promptly provide to Parent any such information that is provided to any such Person which was not previously provided to or made available to Parent and (C) following receipt of a Superior Proposal after the date of this Agreement, make an Adverse Recommendation Change. Nothing contained herein shall prevent the Company or the Board of Directors of the Company from (x) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or (y) making any legally required disclosure to stockholders with regard to the Transactions or an Acquisition Proposal provided that any Adverse Recommendation Change involving or relating to an Acquisition Proposal may only be made in accordance with the provisions of this Section 6.04(b), Section 6.04(c) and Section 6.04(e) and even if permitted by the foregoing, is subject to the rights of Parent set forth in this Agreement. For the avoidance of doubt, a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act shall not be an Adverse Recommendation Change.
(c)    In addition to the requirements set forth in Section 6.04(b), the Board of Directors of the Company shall not take any of the actions referred to in clauses (A) through (C) of Section 6.04(b) unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take such action. The Company shall keep Parent promptly informed, on a reasonably current basis, after taking any such action of the status and material terms of any discussions and negotiations with the applicable Third Party with respect to the Acquisition Proposal. In addition, prior to obtaining the Company Stockholder Approval, the Company shall notify Parent promptly (but in no event later one Business Day) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company, is considering making, or has made, an Acquisition Proposal, which notice shall be provided in writing and shall identify the relevant Third Party, to the extent known, the material terms and conditions of, any such Acquisition Proposal. The Company shall keep Parent informed, on a reasonably prompt basis (but in no event more than one Business Day after actual receipt), of the status and material terms of any such Acquisition Proposal, (including any material changes thereto) and shall provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).
(d)    Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval (and in no event after the obtaining the Company Stockholder Approval), the Board of Directors of the Company may effect an Adverse

Recommendation Change involving or relating to a Company Intervening Event if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that (i) the Company shall (A) promptly notify Parent in writing of its intention to take such action (it being understood that such a notification shall not, itself, constitute an Adverse Recommendation Change) and (B) negotiate in good faith with Parent (if requested by Parent in writing) for five (5) Business Days following such notice regarding any revisions to the terms of this Agreement proposed by Parent, and (ii) the Board of Directors of the Company shall not effect any Adverse Recommendation Change involving or relating to a Company Intervening Event unless, after the five (5) Business Day period described in the foregoing clause (B), the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.
(e)    Without limiting or affecting Section 6.04(a), Section 6.04(b) or Section 6.04(c), the Board of Directors of the Company shall not make an Adverse Recommendation Change involving or relating to a Superior Proposal unless (i) the Company promptly notifies Parent, in writing at least five (5) Business Days before taking such action, that the Company intends to take such action, which notice attaches the most current version of any proposed transaction agreement or a summary of all material terms of such Superior Proposal and the identity of the Third Party, (ii) if requested by Parent in writing, during such five (5) Business Day period, the Company have negotiated in good faith with Parent regarding any proposal by Parent to amend the terms of this Agreement in response to such Superior Proposal (and the Company shall have instructed its Affiliates and Representatives, including its outside legal counsel and financial advisor, to the extent appropriate, to have engaged in good faith negotiations with Parent and its Representatives) and (iii) after such five (5) Business Day period, the Board of Directors of the Company determines in good faith, taking into account any written proposal by Parent received during such period to amend the terms of this Agreement, that such Acquisition Proposal continues to constitute a Superior Proposal (it being understood and agreed that in the event of any amendment to the principal financial terms or other material terms of any such Superior Proposal, a new written notification from the Company consistent with that described in clause (i) of this Section 6.04(e) shall be required and a new notice period under clause (ii) of this Section 6.04(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 6.04(e) anew, except that such new notice period shall be for two (2) Business Days (as opposed to five (5) Business Days)).
(f)    As used in this Agreement:
(i)    “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.
(ii)    “Superior Proposal” means any bona fide, Acquisition Proposal (other than an Acquisition Proposal which has resulted from a breach of Section 6.04 (with all references to “15%” in the definition of Acquisition Proposal being deemed to be references to “50%” and clauses (ii)(2), (iii)(2) and (iv)(B)(2) being disregarded) on terms that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal that the Board of Directors of the Company considers to be appropriate (including the identity of the Person making the Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements, break-up fees, expense reimbursement provisions and conditions to consummation and availability of necessary financing), would result in a transaction (i) that, if consummated, is more favorable to the Company’s stockholders from a financial point of view than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement agreed to be made in writing by Parent in response to such Acquisition Proposal), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Acquisition Proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.
(iii)    “Company Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors or executive officers of the Company as of or prior to the date of this Agreement, and (ii) does not relate to or involve any Acquisition Proposal; provided that in no event shall any (A) action taken by either party pursuant to the affirmative covenants set forth in Section 8.01 or the consequences of any such action constitute, and (B) event, change, effect development or occurrence that would fall within any of the exceptions to the definition of “Company Material Adverse Effect” be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event.
(g)    Notwithstanding (i) any Adverse Recommendation Change, (ii) the making of any Acquisition Proposal or (iii) anything in this Agreement to the contrary, until termination of this Agreement in no event may the Company or any of its Subsidiaries (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 6.04(b)), (B) except as required by Applicable Law, make, facilitate or provide information in connection with any SEC or other filings in connection with the transactions contemplated by any Acquisition Proposal or (C) seek any Consents from Governmental Authorities in connection with the transactions contemplated by any Acquisition Proposal.

Section 6.05    . Cooperation with Financing.
(a)    The Company shall use its commercially reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their commercially reasonable best efforts to, on a timely basis, upon the reasonable request of Parent or any of its Subsidiaries, provide customary cooperation that is necessary and customary in connection with or any debt, equity, equity-linked or other financing of Parent or any of its Subsidiaries in connection with the Merger and the other Transactions (collectively, the “Financing”), including the following:
(i)    furnishing, or causing to be furnished, to Parent and the Financing Parties and their respective agents the financial information regarding the Company and its Subsidiaries (and any other Subsidiaries of the Company formed or acquired after the date of this Agreement) as may be reasonably requested by Parent that is of the type customarily included in (x) a bank information memorandum or (y) a prospectus supplement, offering memorandum or other offering document to be used in connection with the Financing, it being understood that in the case that the Financing includes an offering of securities on a registered basis such information shall include the information required by Regulation S-X and Regulation S-K under the Securities Act (but which, for the avoidance of doubt, shall not include financial statements or information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X or Compensation Discussion and Analysis required by Regulation S-X Item 402(b), but would include customary disclosure of certain guarantor and non-guarantor information); provided that (I) the Company and its Subsidiaries shall only be obligated to deliver such information to the extent such information may be reasonably obtained from the books and records of the Company and its Subsidiaries and (II) the Company and its Subsidiaries shall not be obligated to furnish any of the Excluded Information; provided further that this clause (i) shall in no respect require the preparation of any financial statements not otherwise prepared by the Company in the ordinary course of business on the timeline prepared in the ordinary course;
(ii)    to the extent necessary for the consummation of the Financing, and customary for financings of such type, using reasonable best efforts to obtain and deliver the consent of the independent accountants of the Company and its Subsidiaries to use their audit reports with respect to the financial statements furnished pursuant to Section 6.05(a)(i) in any registration statement of Parent or any of its Subsidiaries filed with the SEC relating to such Financing, where such financial statements are included;
(iii)    using reasonable best efforts to cause the Company’s and its Subsidiaries’ independent accountants to (A) participate in a manner consistent with their customary practice in a reasonable number of drafting sessions and accounting due diligence sessions in connection with such Financing and (B) provide customary comfort letters under AU Section 634 (or other applicable standard) for a public offering or a Rule 144A private placement of securities (including “negative assurance” comfort) with respect to financial information related to the Company and its Subsidiaries in connection with the Financing, to the extent such comfort letters are required to be delivered to the applicable underwriters, initial purchasers or placement agents in connection with any issuance of securities in a capital markets transaction comprising part of such Financing;
(iv)    using reasonable best efforts to assist Parent or any of its Subsidiaries in (including by providing information limited to the Company and its Subsidiaries required in connection with) its preparation of rating agency presentations, road show materials, bank information memoranda, projections, prospectuses, bank syndication materials, credit agreements, offering memoranda, private placement memoranda, definitive financing documents (including customary certificates, affidavits and title insurance related assistance) and similar or related documents to be prepared by Parent or its Subsidiaries in connection with such Financing, and which may incorporated by reference periodic and current reports filed by the Company with the SEC, in each case upon the reasonable request of Parent or any of its Subsidiaries but (A) solely to the extent reasonably necessary to consummate the Financing and customary of financings of such type and (B) limited to information available and reasonably ascertainable from the books and records of the Company and without any requirement of any further analysis or preparation by the Company;
(v)    using reasonable best efforts to cooperate with customary marketing efforts of Parent or any of its Subsidiaries, including using reasonable best efforts to cause its management team, with appropriate seniority and expertise, to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions, and sessions with rating agencies, in each case, upon reasonable advance notice and at mutually agreeable dates and times and using reasonable efforts to ensure that any syndication efforts benefit from any existing lending and investment banking relationships of the Company and its Subsidiaries;
(vi)    causing the taking of corporate actions (subject to the occurrence of the Closing Date) reasonably necessary to permit the completion of the Financing by persons that shall remain or will become officers or directors of the Surviving Corporation or any of the Subsidiaries of the Surviving Corporation as of the Effective Time;
(vii)    delivering to Parent, no later than three (3) Business Days prior to the Closing Date, (A) any materials and documentation about the Company and its Subsidiaries required under applicable “know your customer” and anti-money laundering laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001), and (B) and certifications regarding beneficial ownership solely to the extent required by 31 C.F.R. § 1010.230, in each case, to the extent requested in writing by any Financing Parties no less than ten (10) Business Days prior to the Closing Date;
(viii)    cooperating with respect to the provision of guarantees as may be requested by Parent, including by executing and delivering definitive documents related thereto, to take effect following the Closing in connection with such Financing (but solely to the extent required thereby); and

(ix)    solely to the extent customarily required for financings of the type contemplated by the Financing, providing customary authorization letters to Parent’s or any of its Subsidiaries’ Financing Parties, authorizing the distribution of information to prospective lenders or investors and containing a representation that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries (only to the extent such authorization letters contain customary disclaimers for the Company, its Affiliates and their respective Representatives with respect to responsibility for the use or misuse of the contents thereof); and
(x)    providing reasonable assistance in the preparation of pro forma information, risk factor disclosure and other disclosures required to consummate the financing, in each case upon the reasonable request of Parent or any of its Subsidiaries and as necessary or customary to consummate the Financing.
(b)    All non-public information regarding the Company or its Subsidiaries obtained by Parent or its Representatives, in each case pursuant to Section 6.05(a), shall be kept confidential in accordance with the Confidentiality Agreement; provided that such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, placement agents, dealer managers, solicitation agents, information agents and depositary or other agents (but not prospective investors in any debt securities offering) during syndication and marketing of the Financing that enter into confidentiality arrangements customary for Financing transactions of the same type as such financing (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies. The Company hereby consents to the reasonable use of the Company’s and its Subsidiaries’ logos solely in connection with the Financing for the Merger and the other Transactions; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Affiliates or the reputation or goodwill of the Company or its Subsidiaries.
(c)    In connection with this Section 6.05,
(i)    neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or other fee or payment, incur any liability or expenses or permit any Lien to be placed on any of their respective assets, in each case, prior to the Closing Date and the consummation of the Closing in connection with any Financing to be obtained by Parent or its Subsidiaries in connection with the Transactions,
(ii)    neither the Company nor any of its Subsidiaries or any of their respective directors or officers shall be obligated to execute any agreement, certificate, document, letter, registration statement or instrument with respect to such Financing that would be effective prior to the Closing (other than customary authorization letters, but solely to the extent referred to in clause (a)(ix) above),
(iii)    neither the Company nor any of its Subsidiaries or any of their respective Representatives shall be required to take or cause to be taken any action in respect of the Financing that:

(1) would cause a breach of this Agreement by the Company or any of its Subsidiaries or cause any condition in Article 9 to not be satisfied on a timely basis;
(2) would (I) conflict with (A) the Company’s or any of its Subsidiary’s organizational documents or any Applicable Law or (B) obligations of confidentiality from a third party (not created in contemplation hereof) binding on the Company or its Subsidiaries or (II)  result in the contravention of, or violation of breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party;
(3) would require providing access to or disclosing information that would (in the good faith determination of the Company) jeopardize any attorney-client privilege of the Company or any of its Subsidiaries (provided that the Company shall use reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a waiver of attorney-client privilege);
(4) would require its legal counsel to provide any legal opinions;
(5) would require the Company or its Subsidiaries to prepare any projections;
(6) would require the Company to issue any bank information memoranda, lender presentations, offering memoranda, or similar documents including disclosure and financial statements (1) that reflects the Company or its Subsidiaries (other than, after the Closing, the Surviving Corporation) as the obligor(s) or (2) in the name of Company, its Subsidiaries or the Surviving Corporation;
(7) would require the Company to take any action to the extent, in the good faith determination of the Company, such action would (A) materially or unreasonably interfere with the business or operations of the Company or its Subsidiaries or (B) cause competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated;
(8) would subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability;
(9) would cause the directors and managers of the Company or its Subsidiaries to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained unless Parent shall have determined that such directors and managers are to remain as directors and managers of the Surviving Corporation on and after the Closing and such resolutions are contingent upon the occurrence of, or only effective as of, the

Closing; provided that the foregoing shall not limit obligations with respect to the delivery of authorization letters as contemplated by Section 6.05(a)(ix);
(10) waive or amend any terms of this Agreement or any other Contract to which the Company or its Subsidiaries is a party; or
(11) take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with any commitment letters or definitive documents related to the Financing, the Financing or any information utilized in connection therewith (in each case except following the Closing).
(d)    The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing and any other financing (including the use or provision of any information prepared or provided by the Company or any of its Subsidiaries or any of their respective Representatives), in each case to the fullest extent permitted by Law and with appropriate contribution to the extent such indemnification is not available, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of bad faith or intentional willful misconduct that is material by the Company, its Subsidiaries or their respective Representatives. Parent shall promptly, upon written request by the Company, reimburse the Company or any of its Subsidiaries for all reasonable and documented out-of-pocket costs or expenses (including reasonable attorney’s fees) actually incurred by each such Person in connection with the cooperation provided under this Section 6.05, or such Financing, whether or not the Merger is consummated or this Agreement is terminated (and the foregoing obligations shall survive termination of this Agreement).
(e)    Notwithstanding anything to the contrary set forth herein, the Company and its Subsidiaries shall be deemed to have complied with their obligations under this Section 6.05 for all purposes of this Agreement unless the Financing actually sought by the Parent has not been obtained primarily as a result of the Company’s or any of its Subsidiaries’ intentional and material breach of its obligations under this Section 6.05.
Section 6.06    . Certain Indebtedness; Convertible Notes.
(a)    The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions required to facilitate (i) the repayment in full of all obligations in respect of the 2020 Convertible Notes on April 1, 2020 in accordance with the terms of the 2020 Convertible Notes Indenture and (ii) to the extent requested in writing by Parent and reasonably necessary to consummate any Financing, and provided that the Company and its Subsidiaries have sufficient cash available for such purposes, the termination, repayment, or redemption of any other indebtedness for borrowed money incurred by any of the Company and its Subsidiaries after the date of this Agreement and the repayment in full of all obligations in respect of such indebtedness (it being understood that the Company shall promptly and in any event no later than ten (10) days prior to the Closing Date notify Parent of the amount of any such indebtedness incurred or to be incurred and expected to be outstanding on the Closing Date), and the release of any Liens securing any such indebtedness described in the foregoing clauses (i) and (ii) and guarantees in connection therewith on the Closing Date.
(b)    The Company and its Subsidiaries shall use their reasonable best efforts to comply with all of their respective obligations under the 2022 Convertible Notes Indenture, including delivering any notices and entering into any agreements, instruments, supplemental indentures and undertakings as required pursuant to the 2022 Convertible Notes Indenture, and shall not amend, supplement or modify any of the terms of the Convertible Note Indentures without the prior written consent of Parent. In furtherance and not in limitation of the foregoing, the Company shall use its reasonable best efforts to timely provide or cause to be provided, in accordance with the provisions of the 2022 Convertible Note Indenture, any certificates or legal opinions to be provided in connection with the Merger prior to the Effective Time.
Section 6.07    . Transition. In order to facilitate the integration of the operations of the Company and Parent and their respective Subsidiaries following the Effective Time and to permit the coordination of their related operations on a timely basis after the Effective Time, and in an effort to accelerate to the earliest time possible after the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized as a result of the Merger, upon Parent’s written request, the parties shall use commercially reasonable efforts to jointly establish a transition planning team of at least six members (the “Transition Team”) comprised of an equal number of representatives of Parent and the Company, which shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Parent and the Company in accordance with, and solely to the extent permitted by, Applicable Law. Upon Parent’s request, the Transition Team shall be responsible for developing and implementing a detailed action plan for the combination of the businesses from and after the Effective Time and shall, to the extent permitted by Applicable Law, use commercially reasonable efforts to (i) confer on a regular and continued basis regarding the status of the transition and integration planning process, (ii) communicate and consult with its members with respect to the manner in which the respective businesses will be conducted from and after the Effective Time and (iii) coordinate human resources integration.
Section 6.08    . Insurance Matters.
(a)    Reasonably promptly following the date hereof and in any event prior to the expiration of such policies if requested in writing by Parent, the Company shall use commercially reasonable efforts to extend the policy expiry dates for any claims-made and non-claims-made insurance policies of the Company in effect as of the date hereof that would otherwise expire prior to the end of the second fiscal quarter of the Company by a minimum of ninety days.
(b)    Following the date hereof and prior to the Closing, the Company shall use commercially reasonable efforts to obtain six (6) year tail policies for any of its claims-made insurance policies at the reasonable request of Parent, to the extent available; provided that any such tail policies shall be contingent upon the Closing.

ARTICLE 7
COVENANTS OF PARENT
Parent agrees that:
Section 7.01    . Conduct of Parent. Subject in all respects to Section 8.01 of this Agreement, Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other Transactions, including any financing thereof.
Section 7.02    . Obligations of Merger Sub. Subject in all respects to Section 8.01 of this Agreement, Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
Section 7.03    . Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.
Section 7.04    . Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
(a)    For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers, employees, of the Company and its Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof or any indemnification agreements in effect on the date hereof. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation; provided, that, such Indemnified Person to whom expenses are advanced undertakes to Parent to repay such advances if it is ultimately determined by final non-appealable order that such Indemnified Person is not entitled to indemnification.
(b)    For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
(c)    Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with a substantially comparable credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with a substantially comparable credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with a substantially comparable credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for the D&O Insurance or for any other policies pursuant to this Section 7.04 an annual premium amount in excess of 300% of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(d)    If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(e)    The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
Section 7.05    . Employee Matters.
(a)    For a period of 12 months following the Effective Time, Parent shall provide or cause the Surviving Corporation to provide to each individual who is employed by the Company or any Subsidiary immediately prior to the Effective Time (each, a “Company Employee”), to the extent that such individual remains employed by the Company or any of its Subsidiaries after the Effective Time (each, a “Continuing Employee”), (i) an annual base salary or wage rate that is no less favorable than that annual base salary or wage rate provided to such Continuing Employee by the Company or the applicable Subsidiary in effect as of the Effective Time and (ii) severance benefits that are no less favorable than those provided to such Continuing Employee by the Company or the applicable Subsidiary as of the date hereof, subject to such Continuing Employee signing and not revoking a release of claims in favor of Parent and its Affiliates.
(b)    Notwithstanding the foregoing, for the period ending December 31, 2020, Parent shall provide or cause the Surviving Corporation to provide to each Continuing Employee employee benefits, to the extent not otherwise described in this Section 7.05, that are substantially comparable in the aggregate to those provided to such Continuing Employee by the Company or the applicable Subsidiary immediately prior to the Effective Time; provided, however, that it is understood that Parent’s 401(k) match policy will apply to Continuing Employees following the Effective Time and any differences between such policy and the 401(k) match policy of the Company with respect to any defined contribution plan shall not result in a breach of this Section 7.05(b). For the avoidance of doubt, as of January 1, 2021 Parent shall cause each Continuing Employee to become eligible to participate in Parent’s employee benefit plans on the same basis as a similarly situated employee of Parent unless otherwise prohibited by any employee benefit plan or insurance contract of Parent, the Company or any their respective Subsidiaries; provided, however that to the extent that such eligibility would be prohibited under any employee benefit plans or insurance contract of Parent, the Company or any of their respective Subsidiaries, Parent shall use commercially reasonable efforts to amend or otherwise allow such eligibility under such plan.
(c)    In addition, and without limiting the generality of the foregoing, each Continuing Employee shall be immediately eligible to participate, without any waiting time (subject to meeting any service-based waiting time after giving effect to the provisions of Section 7.05(e)), in any and all plans of Parent, the Surviving Corporation or their respective Affiliates (“Surviving Corporation Plans”) to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Continuing Employee participates immediately prior to the Effective Time.

(d)    With respect to all Surviving Corporation Plans, including any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its respective Subsidiaries (including any vacation, paid time-off and severance plans), for all purposes (but not for benefit accrual under any defined benefit plan or vesting under any equity compensation plan), including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, Parent shall cause each Continuing Employee’s service with the Company or any Company Subsidiaries (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Company Subsidiary) to be treated as service with Parent or any of their respective Subsidiaries, unless prohibited by any employee benefit plan or insurance contract of Parent, the Company or any their respective Subsidiaries; provided, however that to the extent that such recognition would be prohibited under any employee benefit plans of Parent, the Company or any of their respective Subsidiaries, Parent shall use commercially reasonable efforts to amend or otherwise allow such recognition under such plan and provided, further, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.
(e)    With respect to any welfare plan maintained by Parent or any of its Subsidiaries in which any Continuing Employee is eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to (to the extent permitted under such welfare plan and Applicable Law) use commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions and exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding welfare Company Plan in which such employees participated immediately prior to the Effective Time and (ii) provide Continuing Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan.
(f)    No later than twenty (20) days prior to the Closing Date, Parent may request that the Company terminate the Company 401(k) Plan, in which case, the Company shall take all actions necessary or appropriate to terminate the Company 401(k) Plan effective as of immediately prior to the Effective Time. In the event of such termination, Parent shall permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Employee from such plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Subsidiaries and shall make Continuing Employees eligible for participation in such a plan of Parent or any of its Subsidiaries as of immediately after the Effective Time.

(g)    With respect to any Company Employees whose principal place of employment is outside of the United States, Parent’s obligations under this Section 7.05 shall be modified to the extent necessary to comply with Applicable Laws of the foreign countries and political subdivisions thereof in which such Company Employees primarily perform their duties.
(h)    The provisions of this Section 7.05 are solely for the benefit of the parties to this Agreement, and no Company Employee or any other Person (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement (except to the extent provided in Section 11.06 with respect to Section 7.04), and no provision of this Section 7.05 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Company Plan or any compensation or benefit plan, program, agreement or policy of Parent or any of its Subsidiaries. Nothing herein shall be construed as an amendment to any Company Plan or compensation or benefit plan, program, agreement or policy of Parent or any of its Subsidiaries.
ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY
The parties hereto agree that:
Section 8.01    . Regulatory Undertakings.
(a)    Subject to the terms and conditions of this Agreement, the Company and Parent shall use reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, Consents, registrations, permits, authorizations, Orders, waivers, non-objections and other confirmations required to be obtained from (A) any Governmental Authority that are necessary, proper or advisable to consummate the Transactions including (x) under the HSR Act and (y) those listed on Schedule 8.01 to this Agreement (the “Requisite Regulatory Approvals”) and (B) any other Third Party that are necessary, proper or advisable to consummate the Transactions. Parent acknowledges and agrees that its obligation pursuant to this Section 8.01 includes divestitures, hold separate arrangements, the termination, assignment, novation or modification of contracts or other business relationships or business areas, the acceptance of restrictions on business operations, the entry into other commitments (including those set forth on Section 8.01(x) of the Company Disclosure Schedule) and limitations, and litigation, including with Governmental Authorities, to obtain the approvals, Consents, registrations, permits, authorizations, Orders, waivers, non-objections and other confirmations required to be obtained from any Governmental Authority to consummate the transactions contemplated hereby; provided, that, if requested by Parent, the Company and any of its

Subsidiaries will become subject to, consent to, or offer or agree to, or otherwise take any of the foregoing actions so long as such action is only binding on the Company or such Subsidiary after the Closing (in the event that the Closing occurs); provided further that, unless requested by Parent pursuant to the immediately foregoing proviso, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any of the foregoing actions if the taking of any or all such actions would, individually or in the aggregate, result in a Materially Burdensome Regulatory Condition (as defined below). Notwithstanding the foregoing or any other provision of this Agreement, Parent shall not be required to (x) take or commit to take any action that would reasonably be expected to result in changes to the business of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries that, if in effect at the start of fiscal year 2019, would have resulted in the reduction of the revenues of the Company, its Subsidiaries, Parent and/or its Subsidiaries, by an amount in excess of $25,000,000 in the aggregate, in the 2019 fiscal year or (y) take or commit to take any actions that would result in incremental payments, costs or expenditures (including reasonable counsel and advisor fees) by the Company, its Subsidiaries, Parent and/or its Subsidiaries, on or after the date hereof (but excluding any payments, costs or expenditures otherwise incurred in connection with this Agreement or the consummation of the Transaction), in excess of $12,500,000 in the aggregate in any fiscal year (a “Materially Burdensome Regulatory Condition”) (it being understood and agreed that Parent shall be obligated to take any such actions (A) that result in changes to the business of the Company or any of its Subsidiaries or of Parent or its Subsidiaries that, if in effect at the start of fiscal year 2019, would have resulted in the reduction of the revenues of the Company, its Subsidiaries, Parent and/or its Subsidiaries, by an amount not in excess of $25,000,000 in the aggregate, in the 2019 fiscal year and (B) that would not result in incremental payments, costs or expenditures (including reasonable counsel and advisor fees) to the Company, its Subsidiaries, Parent and/or its Subsidiaries, on or after the date hereof (but excluding any payments, costs or expenditures otherwise incurred in connection with this Agreement or the consummation of the Transaction), in excess of $12,500,000 in the aggregate in any fiscal year.
(b)    Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to Applicable Laws relating to the exchange of information and confidentiality restrictions, all the information relating to Parent and the Company, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Authority in connection with Section 8.01(a). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, Consents, Orders, approvals, waivers, non-objections and authorizations (including the Requisite Regulatory Approvals) of all Third Parties and Governmental Authorities necessary or advisable to consummate the Transactions and each party will keep the other apprised of the status of matters relating to consummation of the Transactions, and each party shall consult with the other in advance of any meeting or conference with any Governmental Authority in connection with the Transactions and, to the extent permitted by such Governmental Authority, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to Applicable Law; and provided that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Authority which the other party does not attend or participate in, to the extent permitted by such Governmental Authority and Applicable Law.
(c)    In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable after the date hereof. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the Transactions, except with the prior written consent of the other parties hereto. Subject to the final sentence of Section 8.01(a), Parent shall (A) offer to take (and if such offer is accepted, commit to take) with respect to itself and the Company all actions necessary to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority with respect to the Merger and the other Transactions so as to enable the consummation thereof as promptly as reasonably practicable. Notwithstanding the foregoing, at the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries (but, absent such request, the Company shall not take any such action), provided that any such action shall be conditioned upon the consummation of the Merger and the other Transactions.
(d)    Each party shall (1) promptly notify the other parties of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority and, subject to Applicable Law, permit the other parties to review in advance any proposed written communication to any of the foregoing; (2) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other Transactions unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (3) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with this Agreement.
(e)    Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate the Company or any of its Subsidiaries or Parent or any of its Subsidiaries to, and without Parent’s prior written consent neither the Company nor any of its Subsidiaries shall, make, or to cause to be made, any material payment or other material accommodation to any Third Party in order to obtain the Consent of such Third Party under any Material Contract (excluding, for the avoidance of doubt, Requisite Regulatory Approvals).
Section 8.02    . Certain Filings.
(a)    As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing and shall thereafter as promptly as practicable (but in any event no later than ten (10) Business Days thereafter) mail or deliver the Proxy Statement to its stockholders.
(b)    The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, Consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, Consents, approvals or waivers.
(a)    Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement (including any amendment or supplement thereto) and each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given). If at any time prior to receipt of Company Stockholder Approval, any information should be discovered by any party hereto which is required to be set forth in an amendment or supplement to the Proxy Statement in order for the Proxy Statement not to include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and, to the extent required by Applicable Law, an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by Applicable Law, disseminated by the Company to its stockholders.
Section 8.03    . Public Announcements. The initial press release concerning this Agreement and the Transactions shall be a joint press release to be agreed upon by the Company and Parent. Following such initial release, except in connection with actions taken under Section 6.04 or in connection with any dispute between the parties regarding this Agreement, any ancillary agreement or the Transactions, Parent and the Company shall consult with each other and shall consider in good faith the comments of the other party before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.
Section 8.04    . Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 8.05    . Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:
(a)    Any written notice or other written communication from any Person alleging that the consent of such Person is required in connection with the Transactions;
(b)    any written notice or other written communication from any Governmental Authority in connection with the Transactions;
(c)    any change, circumstance, event, fact or effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; or
(d)    any actions, suits, claims, investigations, stockholder demands or Proceedings commenced or, to its knowledge, threatened in writing against the Company or any of its directors or officers or any of the Company’s Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the Transactions (“Transaction Litigation”);
provided that a party’s failure to comply with this Section 8.05 shall not provide any other party the right not to effect the Transactions, except to the extent that any other provision of this Agreement independently provides such right.
Section 8.06    . Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07    . Litigation and Proceedings. The Company shall control the defense or settlement of any Transaction Litigation; provided that the Company shall (i) keep Parent reasonably informed regarding any Transaction Litigation, (ii) cooperate with Parent with respect to such Transaction Litigation, (iii) give Parent the opportunity to consult with the Company with respect to the defense or settlement of any such Transaction Litigation (and give Parent’s advice due and reasonable consideration) and (iv) give Parent reasonable opportunity to participate, at Parent’s expense, in such Transaction Litigation; and provided, further, that the Company agrees that it shall not (and shall cause its Subsidiaries not to) settle any such Transaction Litigation without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned (unless the settlement costs thereof will be paid by insurance).
ARTICLE 9
CONDITIONS TO THE MERGER
Section 9.01    . Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:
(a)    the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;
(b)    no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect; and
(c)    all Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect (or, in the case of any Requisite Regulatory Approvals that are statutory waiting periods, shall have expired or been terminated).
Section 9.02    . Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:
(a)    (i) the representations and warranties of the Company contained in Section 4.05(a), the first sentence of Section 4.06(b) and Section 4.10(b) shall be true and correct at and as of the Effective Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with only such exceptions in the case of Section 4.05(a) as would not reasonably be expected to have a De Minimis Effect, (ii) the representations and warranties of the Company contained in the first sentence of Section 4.01, Section 4.02, Section 4.04, Section 4.06(b), Section 4.20, Section 4.21 and Section 4.22 shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time (or, if such representations and warranties are given as of another specific date, at and as of such date); and (iii) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or

Company Material Adverse Effect, shall be true and correct at and as of the Effective Time as if made at and as of such time (other than any such representations and warranty that by its terms addresses matters only as another specified time, which shall be true and correct only as of such time), with only such exceptions in the case of clause (iii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(b)    the Company shall have performed in all material respects its obligations under this Agreement contemplated to be performed prior to the Effective Time; provided that the failure by the Company to perform its obligations set forth in Section 6.05 shall not be deemed to constitute a failure of the closing condition set forth in this Section 9.02(b);
(c)    since the date of this Agreement, there shall have not occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and
(d)    the Company shall have delivered to Parent a certificate signed by an executive officer of the Company dated as of the date of the Effective Time certifying that the conditions specified in Section 9.02(a), Section 9.02(b), and Section 9.02(c) have been satisfied.
Section 9.03    . Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction at or prior to the Effective Time of each of the following conditions:
(a)     (i) the representations and warranties of Parent contained in this Agreement that are qualified by “Parent Material Adverse Effect” shall be true at and as of the Effective Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time) and (ii) the other representations and warranties of Parent contained in this Agreement shall be true at and as of the Effective Time as if made at and as of such time (other than any such representations and warranty that by its terms addresses matters only as another specified time, which shall be true only as of such time), with only such exceptions in the case of clause (ii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;
(b)    Parent shall have performed in all material respects its obligations under this Agreement contemplated to be performed prior to the Effective Time; and
(c)    Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the date of the Effective Time certifying that the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied.
ARTICLE 10
TERMINATION

Section 10.01    . Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
(a)    by mutual written agreement of the Company and Parent; or
(b)    by either the Company or Parent, if:
(i)     the Merger has not been consummated on or before November 27, 2020 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party (including, in the case of Parent, Merger Sub) whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;
(ii)    there shall be in effect any Applicable Law enjoining, prohibiting or preventing the consummation of the Merger and, if such Applicable Law is an Order, such Order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the existence of such Order;
(iii)    at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or
(iv)    any Governmental Authority required to provide a Consent to satisfy the condition set forth in Section 9.01(c) has denied such Consent and such denial has become final and non‑appealable (or on a final non-appealable basis such Governmental Authority has determined not to grant such Consent without the imposition of a Materially Burdensome Regulatory Condition);
(c)    by Parent, if:
(i)    an Adverse Recommendation Change shall have occurred; or
(ii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied and to be incapable of being satisfied by the End Date;
(d)    by the Company, if:
(i)    the Board of Directors of the Company has determined to enter into a written agreement to accept a Superior Proposal (subject to compliance with Section 6.04); provided that the Company may terminate this Agreement pursuant to this Section 10.01(d)(i) only if the Company (A) has not breached Section 6.04 with respect to such Superior Proposal, (B) concurrently enters into a definitive agreement pursuant to which such Superior Proposal is to be effected and (C) has paid, or concurrently pays (or causes to be paid) to Parent the Termination Fee in accordance with the terms specified herein; or
(ii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and to be incapable of being satisfied by the End Date.
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.
Section 10.02    . Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto except as provided in Section 11.04; provided that, subject to Section 11.04, neither Parent nor the Company shall be released from any liabilities or damages arising out of (i) Fraud or (ii) the willful breach of any provision set forth in this Agreement. The provisions of this Section 10.02 and Sections 11.04, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.
ARTICLE 11
MISCELLANEOUS
Section 11.01    . Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:
INTL FCStone Inc.
1075 Jordan Creek Parkway - Suite 300
West Des Moines, IA 50266
Attention: David A. Bolte, Counsel and Corporate Secretary
E-mail: David.Bolte@intlfcstone.com
with a copy to:
DLA Piper LLP (US)
444 West Lake Street, Suite 900
Chicago, Illinois 60606
Attention: Andrew Weil
E-mail: andrew.weil@us.dlapiper.com

if to the Company, to:
GAIN Capital Holdings, Inc.
Bedminster One
135 Route 202/206
Bedminster, New Jersey 07921
Attention: Diego Rotsztain
E-mail: DRotsztain@GAINCapital.com
with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Leonard Kreynin
E-mail: leonard.kreynin@davispolk.com
or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 11.02    . Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.
Section 11.03    . Amendments and Waivers.
(a)    Subject to Section 11.06(c), any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04    . Expenses; Termination Fee.
(a)    Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
(b)    Termination Fee.
(i)    If this Agreement is terminated (A) by Parent pursuant to Section 10.01(c)(i), (B) by the Company or Parent pursuant to Section 10.01(b)(iii) at a time when this Agreement was terminable by Parent pursuant to Section 10.01(c)(i) or (C) by the Company pursuant to Section 10.01(d)(i), then the Company shall pay (or cause to be paid on its behalf) to Parent in immediately available funds $9,000,000 (the “Termination Fee”). The Termination Fee shall be payable in the case of a termination (I) by Parent, within one Business Day after such termination and (II) by the Company, immediately before and as a condition to such termination.
(ii)    If this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii) and: (A) at or prior to termination of this Agreement an Acquisition Proposal shall have been publicly disclosed or publicly announced or made known to the management or Board of Directors of the Company, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and not withdrawn such proposal at least five (5) days in advance of the Company Stockholder Meeting; and (B) on or prior to the first (1st) anniversary of such termination: (1) an Acquisition Proposal (whether or not the same one) shall have been consummated; or (2) a definitive agreement relating to an Acquisition Proposal (whether or not the same one) is entered into by the Company (provided that for purposes of this clause (ii)(B), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (B), the Termination Fee.
(c)     If this Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(iii), the Company shall reimburse Parent and its Affiliates, no later than two Business Days after submission of documentation therefor, for 100% of their reasonable out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred in connection with or related to the Transactions (the “Company Expense Reimbursement”); provided that the amount of the Company Expense Reimbursement shall in no event exceed $3,500,000 in aggregate. The Company Expense Reimbursement shall be credited against any Termination Fee that is payable in connection with such termination or that subsequently becomes payable.
(d)    Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section 11.04 and the Termination Fee is paid in full, subject to the last two sentences of this Section 11.04(d) and except in the case of Fraud, (i) Parent and Merger Sub shall be precluded from any other remedy against the Company, at law or in equity or otherwise and (ii) neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the Transactions. The parties acknowledge that the agreements contained in this Section 11.04 are an integral part of the Transactions, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 11.04 do not constitute a penalty.
Section 11.05    . Disclosure Schedule and SEC Document References. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent on its face. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable. The parties hereto agree that in no event shall any disclosure solely contained in any part of any Company SEC Document entitled “Risk Factors”, “Forward-Looking Statements”, “Cautionary Statement Regarding Forward-Looking Statements”, “Special Note on Forward Looking Statements” or “Forward Looking Information” or containing a description or explanation of “Forward-Looking Statements” (and not in any other part) be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.
Section 11.06    . Binding Effect; Benefit; Assignment.
(a)    The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and subject to Section 11.06(c), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) with respect to the provisions of Section 7.04 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (ii) at and after the Effective Time, the rights of the holders of shares of Company Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, and (iii) at and after the Effective Time, the rights of the holders of Company Stock Options, Company Restricted Stock Awards or Company Restricted Stock Units to receive the payments contemplated by the applicable provisions of Section 2.05, in each case, at the Effective Time in accordance with the terms and conditions of this

Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.
(b)    No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.
(c)    Notwithstanding anything in this Agreement to the contrary, each of (x) the Company and (y) solely with respect to clauses (i), (ii), (v), (vii), (viii) and (x), Parent and Merger Sub, in each case, on behalf of itself, its Subsidiaries and each of its controlled Affiliates hereby: (i) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (ii) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in an applicable definitive document relating to the Financing, (iii) waives any claims or rights against any Financing Parties relating to or arising out of this Agreement, whether at law or in equity, whether in contract or in tort or otherwise (provided that, for the avoidance of doubt, this clause (iii) shall not apply with respect to any claims or rights of the parties to any debt commitment letters or engagement letters, none or which rights are or shall be impaired hereby), (iv) agrees not to bring or support, or permit any of its Affiliates or Representatives to bring or support, any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Financing, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, for the avoidance of doubt, this clause (iv) shall not apply with respect to any claims or rights of the parties to any debt commitment letters or engagement letters, none or which rights are or shall be impaired hereby), (v) agrees that service of process in any such Proceeding shall be effective if notice is given in accordance with Section 11.01, (vi) agrees that no Financing Party shall be responsible for any indirect, incidental, special, punitive, exemplary or consequential damages in connection with this Agreement, (vii) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (viii) knowingly, intentionally and voluntarily waives to the fullest extent permitted by Applicable Law trial by jury in any Proceeding brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (ix) agrees that none of the Financing Parties will have any liability to the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives (in each case, other than Parent or its Subsidiaries) relating to or arising out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (x) agrees that the

Financing Parties are express third party beneficiaries of, and may enforce, the provisions in this Section 11.06(c), Section 11.07, Section 11.08 and Section 11.09, and that such provisions and any related definition used in such sections or any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of such sections and/or such provisions, shall not be amended, modified, waived or terminated in any way adverse to the Financing Parties without the prior written consent of the Financing Entities of the Financing Parties.
Section 11.07    . Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 11.08    . Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.
Section 11.09    . WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.10    . Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by all of the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 11.11    . Entire Agreement. This Agreement, any certificates delivered pursuant hereto, and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12    . Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 11.13    . Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or for any breach of the provisions of this Agreement and that, except where this Agreement is validly terminated in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity, and the parties further waive any requirement for the securing or posting of any bond or proof of actual damages in connection with any such remedy. If, prior to the End Date, any party brings an action to enforce specifically the performance of the terms and provisions of this Agreement by another party, the End Date shall automatically be extended by (a) the amount of time during which such action is pending, plus 20 Business Days, or (b) such other time period established by the court presiding over such action.
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the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

GAIN CAPITAL HOLDINGS, INC.
By:	/s/ Diego Rotsztain
	Name:	Diego Rotsztain
	Title:	EVP, General Counsel and Secretary

INTL FCSTONE INC.
By:	/s/ Sean M. O'Connor
	Name:	Sean M. O'Connor
	Title:	Chief Executive Officer

GOLF MERGER SUB I INC.
By:	/s/ Sean M. O'Connor
	Name:	Sean M. O'Connor
	Title:	President

[Signature Page to Agreement and Plan of Merger]